Agreement of Termination of the Contract

(Translation)

Party A: Harbin Tianmu Pharmaceutical Co., Ltd. Inc. (Tongli)

Party B: Tonghua Yisheng Pharmaceutical Co., Ltd. Inc. (Yisheng)

Due to the manufacture issues of the Yisheng resulting in being unable to conduct clinical trials of the new product, the Tongli decided to terminate the purchase contract of the product. According to the negotiation, the Tongli and the Yisheng mutually agreed to discontinue the contract with the following agreements:

1.	According to the current issues of the Yisheng’s product, the Tongli cannot conduct the late stage clinical trials of “Nafaruilin”, the product that the Tongli purchased from Yisheng. Therefore, the Tongli asked the Yisheng to terminate all of the clinical trials of the product before June 15th, 2012.

2.	The Yisheng will repay 22 million Renminbi yuan (¥22,000,000) of the advance payment to the Tongli. The due dates and amounts of the repayments are:

1)	Five million (¥5,000,000) Renminbi yuan, before August 30th, 2012.

2)	Six million (¥6,000,000) Renminbi yuan, before November 30th, 2012.

3)	Eight million (¥8,000,000) Renminbi yuan, before February 28th, 2013.

4)	Three million (¥3,000,000) Renminbi yuan, before May 30th, 2013.

3.	The Yisheng will completely settle all of the costs that the Tongli spent on the clinical trials by the end of 2013.

4.	In case the Yisheng does not repay all of the advance payment to the Tongli by the agreed dates described in item 1 above, the Tongli has the right to settle the Yisheng’s existing products which will be assigned to compensate for the remaining unpaid advance payment. Or the Tongli gets compensation for the remaining unpaid advance payment with the Yisheng’s fixed assets.

5.	In case any issues appear in the mean time, the Tongli and Yisheng will negotiate and make supplementary agreements.

6.	The Tongli has the responsibility to return all of the clinical data of Nafaruilin generated in the later period of clinical trials to the Yisheng. The Tongli agrees not to release and plagiarize all of the clinical data of Nafaruilin generated during the later period of clinical trials. In case the Tongli breaks the agreement, the Tongli has to compensate twenty percent (20%) of the repayment to the Yisheng.

7.	This Agreement is in two (2) copies and will become effective being sealed by the parties, the Tongli and Yisheng. Each of the parties will keep one of the original copies of the Agreement. In case any legal disputes, the parties will appeal the opposite party in a court located in the suitor’s region.

Party A (Harbin Tianmu): Sealed

Party B (Tonghua Yisheng): Sealed

Date of the Agreement sealed: June 6th, 2012.